Exhibit 10.1
STAR SCIENTIFIC, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2010 (the “Effective Date”), by and between Star Scientific, Inc., a Delaware corporation (“Star Scientific” or “Company”), and Park A. Dodd, III (“Executive”).
RECITALS
A. The Company is involved in reducing the harm associated with the use of tobacco products at every level, including the manufacture and sale of Low-TSNA smokeless tobacco products by its subsidiary Star Tobacco, Inc and the research and development of a range of less toxic and reduced-risk, low-TSNA tobacco-based pharmaceutical products for smoking or smokeless tobacco therapy and/or cessation and the development of non-nicotine nutraceutical products to assist persons who have transitioned from tobacco or are considering a quite attempt to maintain a balanced metabolism as well as related products through its Rock Creek Pharmaceutical, Inc. subsidiary.
B. Executive has been employed by Star Scientific as its Chief Financial Officer since November 2007, through an arrangement with Tatum, LLC and pursuant to a separate agreement between Executive and Star Scientific Dated October 12, 2007. It is the desire and intention of the parties for Executive to terminate his relationship with Tatum, LLC and transition to Star Scientific on a permanent basis and to have this Agreement supersede and replace in their entirety the prior agreements between the parties, excepting only the stock option grant to Executive in the October 12, 2007 agreement.
C. The Company wishes to continue to have the benefit of the Executive’s professional skills and services as an employee of Star Scientific and Executive agrees to continue to act as the Company’s Chief Financial Officer and devote his time and attention as Chief Financial Officer of Star Scientific pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, the parties hereto, for good and valuable consideration, hereby agree as follows:
1. Employment and Duties.
(a) Position. The Company hereby continues to employ Executive, and Executive hereby accepts continued employment with the Company, as the Chief Financial Officer of Star Scientific.
(b) Duties. Executive agrees to devote his best efforts to perform all duties assigned to him by the Chief Executive Officer and President and Chief Operating Officer of Star Scientific, including specifically responsibility for coordinating all aspects of Star Scientific’s financial accounting and reporting for itself and its subsidiaries, and such other duties as may be assigned to Executive from time to time (“Duties”), in a trustworthy, professional, business-like and loyal manner.
(c) Reporting. Executive shall report to the Chief Executive Officer and President and Chief Operating officer of Star Scientific on the Company’s financial matters and any other business matters assigned to Executive.
(d) Place of Employment. Executive shall perform his services from the Company’s office that the Company will maintain in the Richmond, Virginia metropolitan area, with the further understanding that this position will entail travel to, and attending meetings at, the Company’s other offices and manufacturing facilities on an as needed basis.
(e) Change of Duties. Subject to the provisions of Section 4(g) herein, the Duties of the Employee may be modified from time to time by mutual written consent of the Company and the Employee without resulting in a rescission of this Agreement. The mutual written consent of the Company and the Employee shall constitute execution of that modification. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as so modified.
(f) Devotion of Time to Company’s Business. During the Term of this Agreement (as such term is defined in Section 1(g) hereof) Executive agrees (i) to devote the primary portion of his productive time, ability and attention to the business of the Company during normal working hours on the days on which Executive is performing services for the Company (“Services”) and on other days to be available to attend to business matters of Star Scientific on an as needed basis, and (ii) not to perform services for or acquire, hold or retain, whether directly or indirectly, more than a two percent (2%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below). For purposes of this Agreement, “Affiliates” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control of, the Company.

(g) Term. Unless sooner terminated as provided in Section 4 hereof, the term of this Agreement (the “Term”) shall be deemed to have commenced as of January 1, 2010 and shall continue for a term of two years through December 31, 2011(the “Initial Term”), and shall, thereafter, continue on a month to month basis until either party notifies the other of the intent not to continue the Agreement on a month-to-month basis. Notice of intent not to continue the Agreement on a month-to-month basis shall be effective if provided at least fifteen (15) days prior to the completion of the then-current monthly term.
(h) Observance of Company Rules, Regulations and Policies. Executive shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company may now have or hereafter establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Executive shall promptly provide written notice to the Board of Directors of the Company of any such apparent conflict of which Executive becomes aware.
2. Compensation.
(a) Base Salary. During the Term of this Agreement, the Company shall pay to Executive a base salary of one thousand three hundred and fifty dollars ($1,350.00) per day for each day that Executive provides Services to the Company. Executive shall provide Services to the Company at least three days per week and on such other business days each week as required to fully carry out his activities on behalf of the Company. Salary payments to Executive will be payable on a regular basis in accordance with the Company’s standard payroll procedures.
(b) Cash Bonuses and Stock Awards. To the extent that during the Term the Company makes awards of cash bonuses or awards of stock options or other stock rights under its 2000 Equity Incentive Plan or 2008 Incentive Award Plan to the Company’s Chief Executive Officer (“CEO”) or President and Chief Operating Officer (“COO”) based on the Company’s performance, management will request that the Board’s Compensation Committee consider whether the Executive’s performance contributed to a favorable event or a particular milestone that directly benefitted the Company or its Shareholders, thereby justifying a proportionate award of a cash bonus or stock award to that which the Company is conferring on the Company’s CEO or COO, as a result of their respective performance in causing the Company to achieve a milestone that directly benefitted the Company and/or it Shareholders. For the avoidance of doubt, any consideration of a proportionate award would take into account the difference in the annualized base salary of the Executive, based on the previous twelve (12) month, or shorter period if applicable, average for salary payments under this Agreement, and the annualized base salary of the CEO and COO and if bonus awards are made to both of the Company’s Chief Executive Officer and President and Chief Operating Officer based on the same performance criteria, Executive in that circumstance would be entitled to receive consideration for only one proportionate bonus award.

(c) Vacation. Executive shall be entitled to a minimum of three weeks annual vacation time with full pay in accordance with the Company’s vacation policies in effect from time to time or for such longer period as the Company may provide in its standard policies and practices for the Company’s other executive employees who hold a position at a level comparable to Executive’s position.
(d) Other Benefits and Bonus Opportunities. Executive shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits to the same extent such coverage is provided to the Company’s other employees, in all cases in accordance with the terms and conditions of the applicable benefit plans. In addition, Executive shall be eligible to participate in and have the benefit of any and all other incentive plans that the Company may establish or make generally available to other executive employees who hold positions at a level comparable to Executive’s position, in all cases in accordance with the terms and conditions of the applicable benefit plans.
(e) Withholding. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Executive, including the Commonwealth of Virginia where Executive is domiciled.
3. Expense Reimbursement.
(a) General Business Expenses. The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties under this Agreement, including the cost for a cell phone and all costs associated with maintaining cell phone service. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state tax record keeping requirements.
(b) Professional Educational Expenses and Fees. The Company shall reimburse Executive for (i) all reasonable expenses incurred for continuing education courses required to maintain Executive’s professional status, and (ii) all reasonable professional fees and dues associated with Executive’s professional status.

(c) Section 409A. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Employee, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.
4. Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:
(a) Death. Upon the death of Executive, in which event the Company shall, within thirty (30) days of receiving notice of such death, pay Executive’s estate all salary then due and payable and all accrued vacation pay, if any, in each case payable or accrued through the date of death. Executive’s estate shall not be entitled to any severance compensation.
(b) Disability. Upon the mental or physical Disability (as such term is defined below) of Executive, in which event the Company shall, within thirty (30) days following the determination of Disability, pay Executive all salary then due and payable and all accrued vacation pay, if any, in each case payable or accrued through the date of determination of Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental condition, verified by a physician designated by the Company, which prevents Executive from carrying out one or more of the material aspects of his assigned duties for at least ninety (90) consecutive days, or for a total of ninety (90) days in any six (6) month period. In the event of Executive’s Disability, Executive shall not be entitled to any severance compensation.
(c) Termination by the Company For Cause. The Company may terminate this Agreement at any time for Cause (as such term is defined below). In this event, the Company shall, within fifteen (15) days following such termination, pay Executive all salary and all accrued vacation pay, if any, then due and payable through the date of termination. In the event of a termination of Executive’s employment by the Company for Cause, Executive shall not be entitled to any severance compensation. For purposes of this Agreement, “Cause” shall mean:
(i) A material act of dishonesty in connection with Executive’s responsibilities as an employee;
(ii) Executive’s commission of, or plea of nolo contendere to, a felony of a nature which in the sole opinion of the Company renders the Executive unsuitable for continued employment;

(iii) Executive’s willful refusal to follow reasonable and appropriate directives of the Company’s Chief Executive Officer or President and Chief Operating Officer;
(iv) Executive’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company;
(v) Executive’s failure to perform his assigned duties to a reasonably acceptable level, if the Company has provided Executive with written notice of same and a reasonable opportunity (at least 30 days) to cure the deficiencies.
(d) Termination by the Company Without Cause. The Company may terminate this Agreement and the Executive’s employment at any time without Cause. In this event, provided that such termination of employment constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), the Company shall continue to pay Executive his then-current Base Salary (based on the previous twelve (12) month, or shorter period if applicable, average for salary payments) as of the date of termination for a period of six months following the date of Executive’s Separation from Service (the “Severance Payments”), as well as all accrued salary and vacation time as of the date of termination. Severance Payments under this subsection shall be made at the same time and in the same manner as such salary would have been paid if Executive had remained in active employment in accordance with the Company’s normal payroll practices as in effect on the date of Executive’s Separation from Service, provided that (i) Executive has executed a waiver and release of claims agreement in the Company’s customary form (the “Release”), which Release may be amended by the Company to reflect changes in applicable laws and regulations, within 21 days after the Company’s delivery of such Release to the Executive, which shall be made no later than 2 days after the date of Executive’s Separation from Service and (ii) Executive has not revoked such Release within the applicable 7- day revocation period set forth in such Release. Notwithstanding the foregoing, any Severance Payments that would otherwise be made before the Company’s first regular payroll payment date occurring on or after the 30th day after the date of Executive’s Separation from Service (the “First Payment Date”) shall be made on the First Payment Date.
(e) No Termination by Merger; Transfer of Assets or Dissolution. This Agreement shall not be terminated by any dissolution of the Company resulting from either merger and/or consolidation in which the Company is not the consolidated or surviving corporation or other entity or transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits, and obligations herein shall automatically be deemed to be assigned to the surviving or resulting corporation or other entity or to the transferee of the assets, as the case may be, with the consent of Executive.

(f) Voluntary Termination by Executive. Executive may terminate this Agreement at any time without cause and without Good Reason by giving the Company thirty (30) days written notice. In this event, the Company shall pay Executive, in accordance with its regular payroll practices, all salary and accrued vacation time due and payable through the date of termination. In the event of Executive’s resignation without Good Reason, Executive shall not be entitled to any severance compensation.
(g) Termination by Executive for Good Reason. Executive may terminate this Agreement at any time for Good Reason by giving the Company thirty (30) days written notice terminating this Agreement for Good Reason (as such term is defined below), provided that such notice is delivered to the Company within sixty (60) days following the occurrence of the event constituting Good Reason. In that event, the Company shall pay Executive the Severance Payments subject to the terms and provisions of Section 4(d) hereof, as well as all accrued salary and vacation time as of the date of termination. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the prior written consent of Executive:
(i) A material diminution in Executive’s positions, duties, responsibilities, functions or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions;
(ii) A material reduction by the Company of Executive’s Base Salary or benefits provided to Executive pursuant to Section 2(d) (other than changes generally applicable to all participants in such plans or arrangements); or
(iii) Any other material breach by the Company of this Agreement.
Notwithstanding the foregoing, the Executive may not resign his employment for Good Reason unless the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which 30 days shall not count against the 60 day period above) and the Company has not cured the circumstance constituting Good Reason within such 30 day period.
(h) Effect of Termination. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the obligations of the Company and Executive under this Section 4 and Executive’s obligations under Sections 5 and 6 hereof shall survive such termination in accordance with their respective terms.

(i) Timing of Payments. If, at the time of Executive’s Separation from Service, the Company determines that Executive is a “specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), as determined by the Company in its sole discretion, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee’s Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement. In the event that following the date hereof the Company reasonably determines that any payments or benefits payable under this Agreement may be subject to adverse tax consequences under Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement, adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. For the avoidance of doubt, nothing in this Section 4(i) shall obligate the Company to incur any material cost or liability, including providing gross-ups for any additional taxes that Executive may incur under Section 409A with respect to amounts payable under this Section 4. Each separate installment of any Severance Payments under this Agreement shall be deemed a separate payment for all purposes.
5. Restriction on Competition.
(a) Covenant Not to Compete. The parties acknowledge that the Company is placing Executive in a position of great trust, responsibility and authority by virtue of this Agreement, and as a result, that Executive will be exposed to the Company’s most sensitive commercial and proprietary information. The parties also recognize and acknowledge that by virtue of his position, Executive will come to be identified closely with the Company in the business and industries in which the Company operates. Executive further acknowledges that the Company’s interests in protecting its confidential information and its relationships are both significant and difficult to quantify economically. Therefore, Executive agrees that during the Term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Executive shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business similar to the type of business conducted by the Company or any of its Affiliates (which are described in Recitals, Section A above) within any of the geographic territories in which the Company or any of its Affiliates conducts business, provided, however, that nothing contained herein shall preclude Executive from purchasing or owning less than two percent (2%) of the stock or other securities of any company with securities traded on a nationally recognized securities exchange; (ii) solicit business of the same or similar type being carried on by the Company or any of its Affiliates from any Person or entity known by Executive to be a customer of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person or entity during and by reason of Executive’s employment with the Company, or (iii) solicit any employee or contractor of the Company to terminate that relationship or endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.

(b) No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Executive shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Executive shall not be chargeable with a violation of this Section 5 if the Company subsequently enters the same (or a similar) competitive business or activity.
(c) Severability. The parties desire the provisions of this Section 5 to be enforceable to the greatest degree possible. Therefore, the covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, such time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.
(d) Fair and Reasonable. Executive has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictive covenants in this Section 5 impose a fair and reasonable restraint on Executive, are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders and that the provisions would not unduly restrict his ability to make an adequate living following the termination of his employment with the Company. It is further agreed that the Company and Executive intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

6. Confidential Information.
(a) Confidential Information. Executive hereby agrees to hold in strict confidence and not to disclose to any third party any of the confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Executive has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of Executive, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, however, that in the case of clause (b) or (c), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.
(b) Return of Company Property. In the event of termination of Executive’s employment with the Company for whatever reason or no reason, (a) Executive agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company’s prior written consent, and (b) Executive or Executive’s personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, patent applications, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Executive by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

(c) Assignment of Intellectual Property. Executive agrees that all patentable or otherwise registrable designs, ideas, processes, methods, formulas, scientific and mathematical models, reports, programs, software, systems, materials, notes, records, drawings, inventions, improvements, developments and trade secrets (collectively, the “Inventions”) conceived, created, discovered, developed, prepared, made or suggested by Executive, solely or in collaboration with others, in or in connection with the performance of services hereunder or as a Consultant to the Company shall be solely and exclusively owned by the Company and that Executive shall have no property interest therein. Executive further agrees to assign (or cause to be assigned), without further consideration, and does hereby assign to the Company all of his right, title and interest, free and clear of all liens and encumbrances of any kind whatsoever, in and to all Inventions and all copyright or other proprietary rights therein or relating thereto.
(d) Further Acts. Upon the request of the Company, Executive shall execute all documents necessary to effectuate the assignment of his rights in the Inventions to the Company. In the event that any Invention, or any portion thereof, shall be deemed by the Company to be patentable or otherwise registrable anywhere in the world, Executive shall assist the Company to obtain letters patent or other applicable registrations thereon and shall execute all documents and do or cause to be done all other things necessary or proper to obtain letters patent or other applicable registrations and to vest in the Company full title thereto. In addition, Executive shall assist the Company to enforce any patent, copyright or other right or protection relating to any Invention, or any portion thereof, and shall execute all documents and do or cause to be done all other things necessary or proper in connection therewith.
7. Corporate Opportunities.
(a) Duty to Notify. During the Term of this Agreement, in the event that Executive shall become aware of any business opportunity related to the business of the Company (as described in Recitals, Section A above and as modified by the Company from time to time) Executive shall promptly notify the Board of Directors of such opportunity. Executive shall not appropriate for himself or for any other Person or entity other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within thirty (30) days. Executive’s duty to notify the Board of Directors and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee or of any other provision of this Agreement.
(b) Failure to Notify. In the event that Executive fails to notify the Board of Directors or so appropriates any such opportunity without the express written consent of the Board of Directors, Executive shall be deemed to have violated the provisions of this Section notwithstanding the following:

(i) The capacity in which Executive shall have acquired such opportunity; or
(ii) The probable success in the hands of the Company of such opportunity.
8. No Prior Agreements. Executive hereby represents to the Company that to the best of his knowledge, the execution of this Agreement by Executive, his prior employment by the Company and his continued employment as well as the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other Person or entity. To the extent that Executive had any oral or written employment agreement, consulting agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Executive and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.
9. Representation. Executive acknowledges that he (a) has reviewed this Agreement in its entirety, and/or (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.
10. Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal and professional qualifications, experience and skills. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Executive accepts employment with an Affiliate, unless Executive and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Executive, such assignment shall be considered a condition of employment by such new employer, and references to the “Company” in this Agreement shall be deemed to refer to such new employer.
11. Complete Agreement; Waiver; Amendment. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

12. Notice. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.
13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5(c) above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.
14. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.
15. Arbitration. Except as provided in Section 14 hereof, any unresolved dispute or controversy arising under or in connection with this Agreement or otherwise concerning Executive’s relationship with the Company, whether arising in contract, tort or otherwise, shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association applicable to the arbitration of employment disputes then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof, nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The arbitration proceeding shall be held in Richmond, Virginia, or such other location as the parties mutually agree. Notwithstanding the foregoing, either party shall be entitled to seek injunctive or other equitable relief, including but not limited to that contemplated by Section 14 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys’ fees and costs in addition to other relief.

16. Governing Law and Governing Venue. Any or all disputes, disagreements, or litigation relating to or under terms of this Agreement, including any arbitration or litigation relating to any arbitration under Section 15, shall be litigated and/or arbitrated in the Commonwealth of Virginia, unless otherwise mutually agreed by the parties. In order to effectuate this provision, the parties expressly consent to personal jurisdiction in Virginia and to a Virginia venue. This Agreement shall in all respects be construed according to the substantive laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.
17. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
18. Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
{signature page follows}

COMPANY:			EXECUTIVE:

STAR SCIENTIFIC, INC.

By:	/s/ Paul L. Perito		By:	/s/ Park A. Dodd, III

	Name:	Paul L. Perito		Name: Park A. Dodd, III
	Title:	Chairman, President and Chief Operating Officer